Exhibit 99.2

September 8, 2008

Board of Directors
TurboChef Technologies, Inc.
Six Concourse Parkway, Suite 1900
Atlanta, GA 30328

Re:	Registration Statement on Form S-4 of
The Middleby Corporation, Filed September 8, 2008

Gentlemen:

Attached is our opinion letter, dated August 12, 2008, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share, of TurboChef Technologies, Inc. (the “Company”) of the Consideration (as defined in the opinion letter) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of August 12, 2008, by and among The Middleby Corporation (“Middleby”), Chef Acquisition Corp., a wholly owned subsidiary of Middleby, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.  We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary – Questions and Answers about the Merger,” “Summary – Other Information Regarding the Merger,” “Risk Factors – Risk Factors Relating to the Merger,” “The Merger – Background of the Merger,” “The Merger - Reasons for the Merger,” “The Merger – Financial Projections,” and “The Merger – Opinion of TurboChef’s Financial Advisor” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
GOLDMAN, SACHS & CO.